                                                                   EXHIBIT 10.55


                       FLOOD COMPLIANCE SERVICE AGREEMENT

THIS AGREEMENT is entered into effective April 12, 1997, by and between SMS Geotrac, a Delaware Corporation located at 3900 Laylin Road, Norwalk, Ohio ("Company") and Third Federal Savings, 5711 Grant Avenue, Cleveland, OH 44105 ("Client").

WHEREAS, Client desires a Flood Compliance program for compliance with regulations passed pursuant to the 1973 Flood Disaster Protection Act as amended to determine whether improved real estate securing a loan from Client to a borrower is or is not in a FEMA defined Special Flood Hazard Area ("Flood Area"), and other National Flood Insurance Program (NFIP) information, and whereas Company is in the business of supplying such information.

WHEREAS, Client wishes to retain Company upon the terms and conditions contained in this Agreement;

NOW THEREFORE, for mutual consideration, the parties do hereby agree as follows:

A. GEOTRAC NFIP COMPLIANCE PACKET(SM)

In consideration of Company's attached fee schedule and pursuant to the terms of this Agreement, Client will submit all mortgage or trust deed loan origination applications to Company for the purpose of making Flood Determinations and certain other NFIP Compliance work commencing April 12, 1997. Company will provide to Client on each application a Geotrac NFIP Compliance Packet(SM) containing the following information:

1. Current-In-Force NFIP Community Status Information

Company will supply Current-In-Force NFIP Community Status Information consisting of NFIP Community Number, Program or Suspension/Sanction Date, and NFIP Program Status (Emergency, Regular, Non-Participating,
Suspended/Sanctioned).

2. Detailed FEMA Flood Zone Code


Company will supply the Detailed FEMA Flood Zone Code of the location of the structure(s) securing the loan. Company will use Client supplied location information and location information it derives to locate structures. In those cases where neither Client nor Company has sufficient information to locate the structure, Company will gather information on-site at its expense. While the Company assumes no responsibility for incorrect or incomplete location information supplied by Client, Company will make its best effort to assure location information is correct and complete.

3. Current-In-Force NFIP Flood Map Panel

Company will identify the Current-In-Force NFIP Flood Map Panel consisthng of the full eleven digit FEMA map number and panel date.

4. Requirement for and Availability of NFIP Flood Insurance

Company will indicate the requirement and the availability of NFIP Flood Insurance.

5. Secondary Market/Government Program Loan Restrictions

Company will designate loans which do not qualify for secondary market resale or Government program coding based on NFIP Community Status and NPIP Flood Zone problems.

6. Borrower Notification Forms

On each Geotrac NFIP Compliance Packet(SM) Company will supply to Client a borrower notification form which complies with all federal statutory and regulatory requirements.

B. FLOOD RISK ASSESSMENT IN NON-PARTICIPATING NON-MAPPED COMMUNITIES

Companies will prepare an appendix attached to the standard Geotrac NFIP Compliance Packet(SM) containing a flood risk assessment in NFIP non-participating non-mapped communities

C. HMDA DATA ELEMENTS

Company will supply HMDA State Code and County Code on all loans, and MSA Code and 1990 Census Tract on each loan where: a) 1990 Tracts are published, and b) the Federal Reserve indicates that Tract reporting is required. All HMDA data elements will be edited against government supplied information (i.e. Census Bureau's file of 1990 Census Tract and the Federal Reserve's list of State, County and MSA designations). In the event of an error Company's obligation shall be limited to correction of the error.

D. GEOLIFE-OF-LOAN(R)

For mortgage or trust deed loans Company will track both NFIP Community Status and FEMA Flood Map changes on a daily basis for the lifetime of the loan on Client's servicing system. Lists (hard copy or electronic) of loans affected will be generated monthly. From the supplied lists Client win inform Company of loans still active and Company will generate new Flood Determinations or other reports as needed. If NFIP Community Status changes affect the required flood insurance amount of a loan, Company will notify Client of the need to require changed amounts.

GeoLife-of-Loan(R) service is available for transfer at no additional charge should Client sell or transfer the loan or servicing. Client is obligated to inform Company of the sale or transfer and if GeoLife-of-Loan(R) service is to transfer with the loan(s). In addition, Client shall supply Company a listing of affected loans, identified by loan number or another mutually agreeable item, in machine readable form in a mutually agreeable format on a media acceptable to both parties.

Geotrac NFIP Compliance Packet(SM)s will be produced free of charge on Client recaptured refinances where the original loan is covered by GeoLife-of-Loan(R) service. It is Client's obligation to inform Company that a refinance is covered by GeoLife-of-Loan(R) service and to supply either a copy of the original Geotrac NFIP Compliance Packet(SM) or its identifying number (GeoNumber).

E. TRANSMISSION OF INFORMATION

Client will transmit requests to Company EDI, fax or via Geotrac's PC based on-line system GeoCompass(SM) one or more times a day. It is Client's obligation to supply, at a minimum: loan/application identification number, borrower name; location-State, County, City/Place, full street address, and 5 digit zip code. Client shall provide a valid street address. Valid street addressees are defined as those found in the quarterly update of the USPS Zip +4 data base, and do not include P.O. Box or Rural Route and box. In those instances where Client does not supply a valid address, Company will place the order on hold, and inform Client's ordering location of the invalid address. It is Client's obligation to supply to Company, as soon as possible, the completed or corrected address information. Orders placed on hold will be reactivated the day valid address information is supplied. All turn time and other parameters will be calculated based on the date valid address information is supplied.

Company will transmit key data elements back to Client EDI or Fax. The full Geotrae NFIP Compliance Packet(SM) can be faxed to Client. Average turn around shall be two business days. Both parties recognize that it is not in Client's best interest to emphasize speed of turn around over accuracy of flood certifications. Each party agrees to work in good faith to meet the data and turn around needs of the other.

F. PORTFOLIO AUDIT

Client would supply Company with a computer tape in a mutually agreeable format of its existing mortgage portfolio. It would be Client's obligation to supply, at a minimum: loan/application identification number, date of origination; borrower name; location State, County, City/Place, full street address, and 5 digit zip code. In addition, Client would supply site surveys, legal descriptions and other location information when requested by Company and where Client has this information. Company will perform a Risk-Based Cluster Analysis(R) audit. This audit process will achieve a statistical risk study of Client's existing portfolio.

After receiving Risk-Based Cluster Analysis(R), the Client and Company may exercise the option to proceed with researching those higher risk loans. Mutually agreed upon higher risk loans would be researched through Company's loan origination process over a period of time to be determined by Company and Client at the cost set forth in Addendum "A". Under title "Audit Loans".

The Risk-Based Cluster Analysis(R) will also be used to register the FEMA panel and FEMA community numbers to Client's portfolio loans at no cost to Client. Should the loans be affected by new mapping or community status information rendering them non-compliant, Client may chose to have these loans re-determined by the company. The cost for the re-determination is set forth in Addendum "A" under title "Non-Compliant Loans".

L. CONFIDENTIAL INFORMATION

Company acknowledges that it may gain access to certain information regarding Borrowers of Client. Company agrees that this information shall not be disclosed or made available to any third person or entity, except that in the instance of loan applications where the applicant(s) is also the owner(s) of the real property that will secure the loan, the Company may disclose to a third party the name of a mortgage loan applicant(s) for the sole purpose of obtaining information necessary to determine the location of buildings located upon the property that will secure the loan without the specific authorization of Client. Company agrees that when information is disclosed to a third party, Company will notify Client of this disclosure.

In like manner Client acknowledges that it may gain access to certain information regarding business practices, technology and pricing of Company. Client agrees that this information shall not be disclosed or made available to any third person or entity, except as necessary for Client to perform its obligations under this Agreement for auditing or regulatory purposes without the specific authorization of Company.

M. USE OF INFORMATION

Information supplied by Company to Client is to be used by Client for Client's compliance with the Flood Disaster Protection Act of 1973 as amended within the context of the NFIP and/or for HMDA/CRA compliance and for no other purposes.

N. SYSTEM USED IN SERVICES

Client has been advised that the computer software used or employed by Company in making and/or printing Geotrac NFIP Compliance Packet(SM)s hereunder, and in tracking the loan portfolio of Client for the Life of Loan service referred to above if included widen this Agreement (collectively referred to as the "Systems") are and shall remain at all times the sole property of Company and constitute material and confidential trade secrets of Company. This includes, without limitation, its source codes, screens, documentation and any improvements or modifications of the Systems. Client agrees for itself and its employees to protect the confidentiality of the Systems.

O. INDEMNIFICATION

Flood Zone Determinations made by Company represent a good faith interpretation of Federal Flood Insurance Rate Maps, or Federal Plood Hazard Boundary Maps, and information from government and private sources along with the lender. Although Company does not guarantee the accuracy of these outside information sources, it does assume responsibility for the completeness and timeliness of this information.

Company shall hold Client safe and harmless from and against any and all loss or expense arising from claims or actions by any customer of Client based upon the negligence of Company in interpreting the above referenced Federal Flood Maps and hence failing to correctly identify and report to Client that a particular insurable structure securing a loan by Client is within (false flood negative) or outside (false flood positive) a Federally defined NFIP Special Flood Hazard Area; provided however, that such liability shall in no event exceed the actual loss and expenses to client less any insurance or recovery from another source. This indemnification provision is only applicable to claims made by Client or customer's of Client against Client, resulting from damage to Client or customers improved real property caused by flooding as defined by the NFIP (false flood negative) or customer or Client's payment of unnecessary NFIP flood insurance premiums (false flood positive), provided Client supplies verbal notice as soon as is practicable and written notice within 30 days of Client's first becoming aware of such claims, and further provided the Company has full and fair opportunity to participate in any adjusting, settlement negotiation and litigation.

P. ARBITRATION

Any controversy or claim arising out of or related to this Agreement or the breach thereof, shall be settled in Ohio by binding arbitration in accordance with the Arbitration Rules of the American Arbitration Association then prevailing, and judgment upon the award rendered by the arbitration arbitrators may be entered in any court having jurisdiction thereof.

Q. INDEPENDENT CONTRACTOR

Company shall perform services under this Agreement as an independent contractor and not as the agent of Client. Company shall not be authorized to act on behalf of Client except as provided herein or as otherwise specifically directed by Client.

R. ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the parties with respect to the subject matter of this Agreement. This Agreement may only be modified by a written document executed by both parties.

S. SEVERABILITY

If any term or provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or void, such term or provision shall be severed from the remaining provisions and such remaining provisions shall remain in full force and effect.

T. NOTICES

Any notice or other communication to be given under the terms of this Agreement, shall be in writing and shall be delivered in person, or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company:     Geotrac
                   3900 Laylin Rd.
                   Norwalk, OH 44857
                   Attention: Daniel J. white

If to Client:     Third Federal Savings
                  5711 Grant Avenue
                  Cleveland, OH 44105
                  Attention; Diane Gielski

U. WAIVER

Waiver by one party of the performance of any covenant, condition or obligation of another party shall not invalidate this Agreement, nor shall such waiver be considered to be a waiver by such park of any other covenant, condition or obligation contained in this Agreement.

V. ATTORNEY'S FEES

In the event any party to this Agreement institutes an action or other primming to enforce any rights arising under this Agreement, the party prevailing in any such action or other proceeding shall be paid all reasonable costs and attorney's fees by the other party.

W. TIME IS OF THE ESSENCE

Time is of the essence in performance under this Agreement.

X. GOVERNING LAW

This Agreement is made pursuant to and shall be construed and governed by the laws of the State of Ohio.

Y. HEADINGS

The subject headings of this Agreement are included for the purposes of convenience only and shall not effect the construction or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company: Geotrac

By  /s/ John Marion
  -------------------------------
Title  Asst. to the President
     ----------------------------
Date 3/7/98
    -----------------------------



Client:  Third Federal Savings

By  /s/ Diane Gielski
  -------------------------------
Title Vice President
     ----------------------------
Date 3/12/97
    -----------------------------

                                  ADDENDUM "A"

  ORIGINATION SERVICES                                         Client Selections


                                                                         Initial
  Geotrac NFIP Compliance Packet(SM)     $  6.50/ea                      /s/
                                                                         -------
  GeoLife-of-Loan(R)                     $  4.50/additional ea.          /s/
                                                                         -------
  HMDA/CRA                               $   .50/additional ea.          /s/
                                                                         -------